                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                                (AMENDMENT NO. )(1)

                                GLB Bancorp, Inc.
------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, no par value
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   361778 10 3
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 January 7, 2000
------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / / Rule 13d-1(b)

                  /X/ Rule 13d-1(c)

                  / / Rule 13d-1(d)

-----------
         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

                               Page 1 of 15 Pages

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 2 OF 15 PAGES

--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         STEVEN A. CALABRESE
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                         ---
                                                                    (b) [ X ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.

--------------------------------------------------------------------------------
              NUMBER OF                 5     SOLE VOTING POWER

               SHARES                        72,450 (1)

            BENEFICIALLY                ----------------------------------------

              OWNED BY                  6    SHARED VOTING POWER

                EACH                         34,014 (2)
                                        ----------------------------------------
              REPORTING
                                        7    SOLE DISPOSITIVE POWER
               PERSON
                                             72,450 (1)
                WITH                    ----------------------------------------

                                        8    SHARED DISPOSITIVE POWER

                                             34,014 (2)
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         106,464
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                                          /X/
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.0%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

-----------------------------
     (1) INCLUDES 46,932 SHARES OWNED BY CCAG LIMITED, AN OHIO LIMITED PARTNERSHIP, OF WHICH TGF, INC., AN OHIO CORPORATION, IS THE GENERAL PARTNER. STEVEN A. CALABRESE IS THE PRESIDENT OF TGF, INC.

     (2) INCLUDES 23,764 SHARES OWNED BY RC ENTERPRISES I, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE, ERIC M. CALABRESE AND THE AJC MARITAL TRUST ARE THE GENERAL PARTNERS, AND 10,250 SHARES OWNED BY RC ENTERPRISES II, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE AND ERIC M. CALABRESE ARE THE GENERAL PARTNERS.

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 3 OF 15 PAGES

--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

           CCAG LIMITED
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [   ]
                                                                         ---
                                                                    (b) [ X ]

--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           OHIO
--------------------------------------------------------------------------------
              NUMBER OF                  5     SOLE VOTING POWER

               SHARES                          46,932
                                       -----------------------------------------
            BENEFICIALLY
                                         6     SHARED VOTING POWER
              OWNED BY
                                       -----------------------------------------
                EACH
                                         7     SOLE DISPOSITIVE POWER
              REPORTING
                                               46,932
               PERSON                  -----------------------------------------
                                         8     SHARED DISPOSITIVE POWER
                WITH
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           46,932
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
           SHARES                                                       [   ]
                                                                         ---
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.2%
--------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON

           PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 4 OF 15 PAGES

--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         RC ENTERPRISES I
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                         ---
                                                                    (b) [ X ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         OHIO
--------------------------------------------------------------------------------
              NUMBER OF                 5     SOLE VOTING POWER

               SHARES                         23,764

            BENEFICIALLY                ----------------------------------------

              OWNED BY                  6    SHARED VOTING POWER

                EACH
                                        ----------------------------------------
              REPORTING
                                        7    SOLE DISPOSITIVE POWER
               PERSON
                                             23,764
                WITH                    ----------------------------------------

                                        8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,764
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                                          /X/
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.1%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 5 OF 15 PAGES

--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         RC ENTERPRISES II
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                         ---
                                                                    (b) [ X ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         OHIO
--------------------------------------------------------------------------------

              NUMBER OF                 5     SOLE VOTING POWER

               SHARES                         10,250

            BENEFICIALLY                ----------------------------------------

              OWNED BY                  6    SHARED VOTING POWER

                EACH
                                        ----------------------------------------
              REPORTING
                                        7    SOLE DISPOSITIVE POWER
               PERSON
                                             10,250
                WITH                    ----------------------------------------

                                        8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         10,250
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                                          /X/
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         less than 1%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 6 OF 15 PAGES

--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         DAVID S. CALABRESE
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                         ---
                                                                    (b) [ X ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.

--------------------------------------------------------------------------------
              NUMBER OF                 5     SOLE VOTING POWER

               SHARES                         12,300

            BENEFICIALLY                ----------------------------------------

              OWNED BY                  6    SHARED VOTING POWER

                EACH                         34,014 (3)
                                        ----------------------------------------
              REPORTING
                                        7    SOLE DISPOSITIVE POWER
               PERSON
                                             12,300
                WITH                    ----------------------------------------

                                        8    SHARED DISPOSITIVE POWER

                                             34,014 (3)
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         46,314
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                                          /X/
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         2.2%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

----------------------------
     (3) INCLUDES 23,764 SHARES OWNED BY RC ENTERPRISES I, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE, ERIC M. CALABRESE AND THE AJC MARITAL TRUST ARE THE GENERAL PARTNERS, AND 10,250 SHARES OWNED BY RC ENTERPRISES II, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE AND ERIC M. CALABRESE ARE THE GENERAL PARTNERS.

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 7 OF 15 PAGES

--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         ERIC M. CALABRESE
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                         ---
                                                                    (b) [ X ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.
--------------------------------------------------------------------------------

              NUMBER OF                 5    SOLE VOTING POWER

               SHARES                        2,000

            BENEFICIALLY                ----------------------------------------

              OWNED BY                  6    SHARED VOTING POWER

                EACH                         34,014 (4)
                                        ----------------------------------------
              REPORTING
                                        7    SOLE DISPOSITIVE POWER
               PERSON
                                             2,000
                WITH
                                        ----------------------------------------

                                        8    SHARED DISPOSITIVE POWER

                                             34,014 (4)
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         36,014
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                                          /X/
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.7%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

     (4) INCLUDES 23,764 SHARES OWNED BY RC ENTERPRISES I, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE, ERIC M. CALABRESE AND THE AJC MARITAL TRUST ARE THE GENERAL PARTNERS, AND 10,250 SHARES OWNED BY RC ENTERPRISES II, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE AND ERIC M. CALABRESE ARE THE GENERAL PARTNERS.

                                  SCHEDULE 13G
CUSIP NO. 361778 10 3                                         PAGE 3 OF 15 PAGES

--------------------------------------------------------------------------------
    1    NAMES OF REPORTING PERSONS
         I.R.S.  IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         AJC MARITAL TRUST
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [   ]
                                                                         ---
                                                                    (b) [ X ]
--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION
         OHIO
--------------------------------------------------------------------------------
              NUMBER OF                 5     SOLE VOTING POWER

               SHARES

            BENEFICIALLY                ----------------------------------------

              OWNED BY                  6    SHARED VOTING POWER

                EACH                         23,764 (5)
                                        ----------------------------------------
              REPORTING
                                        7    SOLE DISPOSITIVE POWER
               PERSON

                WITH                    ----------------------------------------

                                        8    SHARED DISPOSITIVE POWER

                                             23,764 (5)
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         23,764
--------------------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                                                                          /X/
--------------------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.1%
--------------------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

     (5) ALL 23,764 SHARES ARE OWNED BY RC ENTERPRISES I, AN OHIO PARTNERSHIP, OF WHICH STEVEN A. CALABRESE, DAVID S. CALABRESE, ERIC M. CALABRESE AND THE AJC MARITAL TRUST ARE THE GENERAL PARTNERS.

CUSIP No. 361778 10 3

         Pursuant to Rule 13d-1(k)(1), this original Schedule 13G Statement is filed on behalf of Steven A. Calabrese, CCAG Limited, RC Enterprises I, RC Enterprises II, David S. Calabrese, Eric M. Calabrese and AJC Marital Trust for the purpose of reporting ownership of shares of common stock, no par value, of GLB Bancorp, Inc., an Ohio corporation. Steven A. Calabrese, David
S. Calabrese and Eric M. Calabrese are brothers. By making this joint filing, the Calabreses do not affirm the existence of a group.

ITEM 1(a).        NAME OF ISSUER:

                           GLB Bancorp, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           7001 Center Street, Mentor, Ohio 44060

ITEM 2(a).        NAME OF PERSON FILING:

                           Steven A. Calabrese, an individual
                           CCAG Limited, an Ohio limited partnership of
                                    which TGF, Inc., an Ohio corporation, is the general partner. Steven A. Calabrese is the President of TGF, Inc.
                           RC Enterprises I, an Ohio partnership of which Steven
                                    A. Calabrese, David S. Calabrese, Eric M.
                                    Calabrese and the AJC Marital Trust are the general partners
                           RC Enterprises II, an Ohio partnership of which
                                    Steven A. Calabrese, David S. Calabrese and
                                    Eric M. Calabrese are the general partners
                           David S. Calabrese, an individual
                           Eric M. Calabrese, an individual
                           AJC Marital  Trust,  an Ohio trust of which Steven A.
                                    Calabrese and David S.  Calabrese
                                    are co-trustees

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OF IF NONE, RESIDENCE:

                           For each:
                           1110 Euclid Avenue
                           Suite 300
                           Cleveland, Ohio 44115

ITEM 2(c).        CITIZENSHIP:

                           Steven A. Calabrese:  U.S.
                           CCAG Limited: Ohio limited partnership
                           RC Enterprises I:  Ohio partnership
                           RC Enterprises II: Ohio partnership
                           David S. Calabrese: U.S.
                           Eric M. Calabrese: U.S.

                                       9 of 15 Pages

CUSIP No. 361778 10 3

                           AJC Marital Trust: Ohio trust

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                           Common Stock, no par value

ITEM 2(e).        CUSIP NUMBER:

                           361778 10 3

ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b),
                  OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                           Not Applicable.

ITEM 4.           OWNERSHIP.

                  WITH RESPECT TO STEVEN A. CALABRESE:

                  (a)  Amount beneficially owned: 106,464

                  (b)  Percent of class: 5.0%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote:
                             72,450 (6)

                       (ii)  Shared power to vote or to direct the vote:
                             34,014 (7)

                       (iii) Sole power to dispose or to direct the disposition
                             of: 72,450 (6)

                       (iv) Shares power to dispose or to direct the disposition of: 34,014 (7)

     Steven A. Calabrese disclaims beneficial ownership of shares owned individually by the other general partners of RC Enterprises I and RC Enterprises II - David S. Calabrese and Eric M. Calabrese.

                  WITH RESPECT TO CCAG LIMITED:

                  (a)  Amount beneficially owned: 46,932

                  (b)  Percent of class: 2.2%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote: 46,932

                       (ii)  Shared power to vote or to direct the vote: -0-

                       (iii) Sole power to dispose or to direct the disposition
                             of: 46,932

                       (iv) Shares power to dispose or to direct the disposition of: -0-

-----------------------------
     (6) Includes 46,932 shares owned by CCAG Limited, an Ohio limited partnership, of which TGF, Inc., an Ohio corporation, is the general partner. Steven A. Calabrese is the President of TGF, Inc.

     (7) Includes 23,764 shares owned by RC Enterprises I, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese, Eric M. Calabrese and the AJC Marital Trust are the general partners, and 10,250 shares owned by RC Enterprises II, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese and Eric M. Calabrese are the general partners.

                                   10 of 15 Pages

CUSIP No. 361778 10 3

                  WITH RESPECT TO RC ENTERPRISES I:

                  (a)  Amount beneficially owned: 23,764

                  (b)  Percent of class: 1.1%

                  (c)  Number of shares as to which such person has:

                       (i)  Sole power to vote or direct the vote: 23,764

                       (ii) Shared power to vote or to direct the vote: -0-

                       (iii) Sole power to dispose or to direct the disposition
                             of: 23,764

                       (iv) Shares power to dispose or to direct the disposition of: -0-

     RC Enterprises I disclaims beneficial ownership of shares owned individually by its general partners - Steven A. Calabrese, David S. Calabrese and Eric M. Calabrese.

                  WITH RESPECT TO RC ENTERPRISES II:

                  (a)  Amount beneficially owned: 10,250

                  (b)  Percent of class: less than 1%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote: 10,250

                       (ii)  Shared power to vote or to direct the vote: -0-

                       (iii) Sole power to dispose or to direct the disposition
                             of: 10,250

                       (iv) Shares power to dispose or to direct the disposition of: -0-

     RC Enterprises II disclaims beneficial ownership of shares owned individually by its general partners - Steven A. Calabrese, David S. Calabrese and Eric M. Calabrese.

                  WITH RESPECT TO DAVID S. CALABRESE:

                  (a)  Amount beneficially owned: 46,314

                  (b)  Percent of class: 2.2%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote: 12,300

                       (ii)  Shared power to vote or to direct the vote:
                             34,014 (8)

                       (iii) Sole power to dispose or to direct the disposition
                             of: 12,300

                       (iv) Shares power to dispose or to direct the disposition of: 34,014 (8)

     David S. Calabrese disclaims beneficial ownership of shares owned individually by the other general partners of RC Enterprises I and RC Enterprises II - Steven A. Calabrese and Eric M. Calabrese.

----------------------------
     (8) Includes 23,764 shares owned by RC Enterprises I, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese, Eric M. Calabrese and the AJC Marital Trust are the general partners, and 10,250 shares owned by RC Enterprises II, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese and Eric M. Calabrese are the general partners.

                               11 of 15 Pages

CUSIP No. 361778 10 3

                  WITH RESPECT TO ERIC M. CALABRESE:

                  (a)  Amount beneficially owned: 36,014

                  (b)  Percent of class: 1.7%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote: 2,000

                       (ii)  Shared power to vote or to direct the vote:
                             34,014 (9)

                       (iii) Sole power to dispose or to direct the disposition
                             of: 2,000

                       (iv) Shares power to dispose or to direct the disposition
                            of: 34,014 (9)

     Eric M. Calabrese disclaims beneficial ownership of shares owned by the other general partners of RC Enterprises I and RC Enterprises II - Steven A. Calabrese and David S. Calabrese.

                  WITH RESPECT TO AJC MARITAL TRUST:

                  (a)  Amount beneficially owned: 23,764

                  (b)  Percent of class: 1.1%

                  (c)  Number of shares as to which such person has:

                       (i)   Sole power to vote or direct the vote: -0-

                       (ii)  Shared power to vote or to direct the vote:
                             23,764 (10)

                       (iii) Sole power to dispose or to direct the disposition
                             of: -0-

                       (iv) Shares power to dispose or to direct the disposition of: 23,764 (10)

     AJC Marital Trust disclaims beneficial ownership of shares owned individually by its co-trustees - Steven A. Calabrese and David S. Calabrese.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                       Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                       Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                       Not Applicable.

---------------------------
     (9) Includes 23,764 shares owned by RC Enterprises I, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese, Eric M. Calabrese and the AJC Marital Trust are the general partners, and 10,250 shares owned by RC Enterprises II, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese and Eric M. Calabrese are the general partners.

     (10) All 23,764 shares are owned by RC Enterprises I, an Ohio partnership, of which Steven A. Calabrese, David S. Calabrese, Eric M. Calabrese and the AJC Marital Trust are the general partners.

                                12 of 15 Pages

CUSIP No. 361778 10 3

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                       Not Applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                       Not Applicable.

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 13 of 15 Pages

CUSIP No. 361778 10 3

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 10, 2000              /s/ STEVEN A. CALABRESE
                                      -------------------------------------
                                      STEVEN A. CALABRESE

                                      CCAG LIMITED

                                            By: TGF, Inc., an Ohio corporation
                                            Its: General Partner

                                             /s/ STEVEN A. CALABRESE
                                            -------------------------------
                                             By: Steven A. Calabrese
                                             Its: President


                                      RC ENTERPRISES I


                                      /s/ STEVEN A. CALABRESE
                                      -------------------------------------
                                      By: Steven A. Calabrese
                                      Its: Managing partner


                                      RC ENTERPRISES II


                                      /s/ STEVEN A. CALABRESE
                                      -------------------------------------
                                      By: Steven A. Calabrese
                                      Its: Managing partner


                                      /s/ DAVID S. CALABRESE
                                      -------------------------------------
                                      DAVID S. CALABRESE


                                      /s/ ERIC M. CALABRESE
                                      -------------------------------------
                                      ERIC M. CALABRESE

                                      AJC MARITAL TRUST


                                      /s/ DAVID S. CALABRESE
                                      -------------------------------------
                                      By: David S. Calabrese
                                      Its: Co-Trustee

                                  14 of 15 Pages

CUSIP No. 361778 10 3

                            AGREEMENT OF JOINT FILING

     Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission, the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an Exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

     This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original, and all of which together shall be deemed to constitute one and the same instrument.

Dated: February 10, 2000              /s/ STEVEN A. CALABRESE
                                      -------------------------------------
                                      STEVEN A. CALABRESE

                                      CCAG LIMITED

                                           By: TGF, Inc., an Ohio corporation
                                           Its: General Partner

                                            /s/ STEVEN A. CALABRESE
                                            -------------------------------
                                            By: Steven A. Calabrese
                                            Its: President

                                      RC ENTERPRISES I

                                      /s/ STEVEN A. CALABRESE
                                      -------------------------------------
                                      By: Steven A. Calabrese
                                      Its: Managing partner

                                      RC ENTERPRISES II

                                      /s/ STEVEN A. CALABRESE
                                      -------------------------------------
                                      By: Steven A. Calabrese
                                      Its: Managing partner

                                      /s/ DAVID S. CALABRESE
                                      -------------------------------------
                                      DAVID S. CALABRESE

                                      /s/ ERIC M. CALABRESE
                                      -------------------------------------
                                      ERIC M. CALABRESE

                                      AJC MARITAL TRUST

                                      /s/ DAVID S. CALABRESE
                                      -------------------------------------
                                      By: David S. Calabrese
                                      Its: Co-Trustee

                                  15 of 15 Pages